FOR IMMEDIATE RELEASE
CONTACT:	1775 Eye Street, NW, Suite 1000
Amy Hopkins	Washington, DC 20006
Vice President, Investor Relations	Tel 202-774-3253
E-Mail: ahopkins@washreit.com	Fax 301-984-9610
www.washreit.com

April 22, 2020

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS AND QUARTERLY DIVIDEND

Washington Real Estate Investment Trust (“WashREIT” or the “Company”) (NYSE: WRE), a leading owner and operator of multifamily and commercial properties in the Washington, DC area, reported financial and operating results today for the quarter ended March 31, 2020:

Financial Results

•	Net income attributable to controlling interests was $1.7 million, or $0.02 per diluted share

•	NAREIT FFO(1) was $31.4 million, or $0.38 per diluted share

•	Core FFO(1) was $0.37 per diluted share

Operational Highlights

•	Net Operating Income (NOI)(2) was $48.2 million

•
Same-store(3) NOI declined 1.6% and cash NOI declined 1.1% over first quarter 2019. The decline was primarily due to a same-store office NOI decline of 6.6% over first quarter 2019, driven largely by scheduled office lease expirations as well as lower expense reimbursements

•	Same-store multifamily NOI and cash NOI increased by 6.8% over the prior year period

•	Same-store multifamily blended lease rate growth was 2.3% (4)

•	Same-store other(5) NOI decreased by 4.5% and cash NOI decreased by 3.2% over first quarter 2019

Transaction Activity

•	Closed on the previously announced sale of John Marshall II in Tyson's, VA, on April 21 for $57 million

•
Engaged with members of our bank group to arrange for additional liquidity through a new term loan of up to $150 million. To date, $50 million of commitment has been obtained, with the remaining commitments anticipated later this week. Subject to final documentation, the term loan is expected to have an initial term of one year with a one year extension option and bear interest at LIBOR plus 150 basis points with a LIBOR floor of 50 basis points.

Liquidity Position

•	Prepaid $250 million 4.95% Senior Notes scheduled to mature in October 2020, which became pre-payable without penalty on April 1, 2020

•
Currently available liquidity of $370 million consisting of the remaining capacity under the Company's $700 million revolving credit facility and cash on hand. Available liquidity would further increase to approximately $520 million assuming the completion of the full $150 million term loan described above.

•	Following the prepayment of the above-described notes, there are no major obligations to fund for the remainder of the year and only $150 million of additional debt scheduled to mature in 2021

•	The Company has no secured debt and has the ability to access agency debt secured by multifamily assets if additional liquidity were to be needed in the future

Washington Real Estate Investment Trust

"After an excellent first quarter highlighted by our 6.8% multifamily same-store NOI growth, we entered this period of economic uncertainty in a solid position, having de-risked the company in accordance with our 2019 Strategic Capital Allocation Plan by reducing our retail assets and single tenant office assets and investing in multifamily assets in strong submarkets,” said Paul T. McDermott, President and CEO of WashREIT. “We finished the quarter at the low end of prior debt to EBITDA expectations and have a strong balance sheet and strong liquidity with no major capital requirements for the balance of the year. While these are difficult times, we believe WashREIT is well positioned to manage through the economic disruption caused by this global pandemic.”

Post-quarter Update (As of April 22, 2020)

•	April rent payments represent the first round of monthly rent collections to reflect the impact of government-mandated closures and social distancing guidelines

•	Collected 97% of April rent for the same-store multifamily portfolio and 95% for the entire multifamily portfolio

•	Collected 91% of April office rents; of $1.0 million that remains uncollected, $0.7 million is being evaluated for potential rent deferral

•	Evaluating approximately $0.5 million of April rent not received at retail properties for potential deferral

“While the effects of the COVID-19 pandemic did not significantly impact our first quarter operating results, we recognize that this is an unprecedented situation and the government-imposed restrictions, as well as social distancing and other efforts implemented to mitigate the outbreak, will have an adverse impact on our residents and commercial tenants,” said Mr. McDermott. “We will continue to communicate with our tenants, but the scope and extent of the impact will depend on things like the duration of the pandemic, as well as the timing and manner in which stay-at-home restrictions are lifted and business activities begin to pick up.”

First Quarter Operating Results
The Company's overall portfolio NOI from continuing operations was $48.2 million for the quarter ended March 31, 2020 compared to $45.3 million in the corresponding prior year period. The increase was primarily driven by multifamily rent growth, offset in part by the impact of our net asset sales during 2019, each of which was a result of our 2019 Strategic Capital Allocation Plan.
Same-store portfolio by sector:

▪
Office Same-Store NOI - Same-store NOI decreased by 6.6% and cash NOI decreased by 6.1% compared to the corresponding prior year period, primarily due to scheduled tenant move-outs and lower reimbursements due to timing. Same-store average occupancy(6) declined 290 basis points year-over-year and 100 basis points sequentially, primarily due to expected lease expirations. The same-store office portfolio was 87.2% occupied and 90.0% leased at quarter end.(7)

▪
Multifamily Same-Store NOI - Same-store NOI and cash NOI increased by 6.8% compared to the corresponding prior year period driven by rental rate growth and lower repairs and maintenance expenses and real estate taxes. The Company achieved 2.3% percent of blended year-over-year lease rate growth(4) comprised of 4.8% of renewal lease rate growth and a decline in new lease rates of 0.9% reflecting an increase in resident retention during the quarter and strong renewal lease rate growth. At quarter end, the same-store multifamily portfolio was 95.3% occupied on a unit basis.

▪
Other Same-Store NOI - Same-store NOI decreased by 4.5% and cash NOI decreased by 3.2% compared to the prior year period driven, in part, by approximately $78,000 of write-offs for bad debt related to COVID-19. The same-store other portfolio was 91.1% occupied and 92.4% leased at quarter end.

Washington Real Estate Investment Trust

Leasing Activity

During the first quarter, WashREIT signed commercial leases totaling 123,000 square feet, including 61,000 square feet of new leases and 62,000 square feet of renewal leases, as follows (all dollar amounts are on a per square foot basis).

	Square Feet	Weighted Average Term (in years)	Weighted Average Free Rent Period (in months)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions
New:
Office	46,000	4.4	1.1	$47.20	8.8%	$10.45	$5.24
Retail	15,000	5.5	1.1	21.31	18.7%	0.58	6.18
Total	61,000	4.7	1.1	40.71	10.0%	7.98	5.47

Renewal:
Office	43,000	3.7	1.2	$46.39	6.7%	$1.86	$4.92
Retail	19,000	7.1	0.1	21.73	9.3%	6.48	1.78
Total	62,000	4.8	1.0	38.69	7.2%	3.30	3.94

2020 Outlook

Our prior guidance was provided before the COVID-19 pandemic began to have an impact on the U.S. generally, and the Washington region in particular. Given the uncertainty surrounding the social and economic impact from COVID-19, including the duration and extent of the pandemic and associated mitigation efforts, it is difficult to predict the impact on our tenants and our ability to collect rental revenue for the remainder of 2020, as well as the cumulative impact on our future financial results. As such, the Company is withdrawing its previously issued full-year 2020 Outlook which was included in its February 13, 2020 Earnings Release and is not providing updated guidance for 2020 at this time.

On its earnings call, in addition to discussing its first quarter results, WashREIT will further discuss how it is currently assessing and managing the economic impact of COVID-19, as well as how the economic disruption has impacted its operations post quarter-end, to the extent that the Company is able to assess such impact. The Company will also discuss current expectations for some of its key business drivers, including:

•
Approximately 1.3% of the Company’s previous revenue expectations for 2020 included speculative office lease commencements that could be impacted by the current economic disruption. While the degree and duration of impact remain uncertain, approximately 70% of that leasing was expected to occur in high-quality space across Class A buildings and Space+, where leasing momentum had been the strongest.

•
Assuming social isolation restrictions continue through the summer months, parking income is expected to decline by approximately $2 million in 2020. However this amount does not take into account any potential increases in parking income that may occur during the second half of the year in the event that a shift in tenant transportation preferences result in higher than normal demand for parking.

•
The Company currently expects multifamily operating expense saving initiatives to substantially offset the reduction to multifamily rental income due to lower new and renewal lease rate growth in 2020. While move-in and other fee income is likely to be impacted by lower turnover, it is too early to determine the duration and extent of that impact.

•
The Trove, WashREIT's recently delivered multifamily development, began leasing up in the first quarter prior to the COVID-19 economic disruptions and is currently signing leases through virtual tour technology. We expect continued disruption in lease-up activities at the Trove to delay the break-even point of lease-up to the fourth quarter of 2020. Although, the uncertainties around the extent and duration of the COVID-19 impacts make it difficult to predict lease-up rates at this time. If the break-even point of the lease-up were to occur in the fourth quarter 2020, we currently expect a loss in 2020 attributable to such delay in the range of $0.6 to $0.7 million.

Washington Real Estate Investment Trust

•
Having substantially collected rents due through April, it is difficult to predict the impact of COVID-19 on residents' and tenants' ability to pay rent for the remainder of 2020, therefore, the Company is not providing guidance for potential future bad debt expenses.

•	The Company plans to provide details regarding expected decreases in capital spending for the balance of 2020 on its earnings call.

These expectations are based on a number of factors, many of which are outside the Company’s control and all of which are subject to change. In particular, uncertainty regarding the scope, severity and duration of disruptions caused by the COVID-19 pandemic make it difficult to assess future impacts with any degree of certainty. The Company may provide updates to these expectations during the year as actual anticipated results vary from these expectations, but undertakes no obligation to do so.

Dividends

On March 31, 2020, WashREIT paid a quarterly dividend of $0.30 per share.

WashREIT announced today that its Board of Trustees has declared a quarterly dividend of $0.30 per share to be paid on July 6, 2020 to shareholders of record on June 22, 2020.

Conference Call Information

The Conference Call for First Quarter 2020 Earnings is scheduled for Thursday, April 23, 2020 at 11:00 A.M. Eastern Time. Conference Call access information is as follows:

USA Toll Free Number:            1-877-407-9205
International Toll Number:        1-201-689-8054

The instant replay of the Conference Call will be available until May 7, 2020 at 11:00 P.M. Eastern Time. Instant replay access information is as follows:

USA Toll Free Number:            1-877-481-4010
International Toll Number:        1-919-882-2331
Conference ID:                56870

The live on-demand webcast of the Conference Call will be available on the Investor section of WashREIT's website at www.washreit.com. Online playback of the webcast will be available following the Conference Call.

About WashREIT

WashREIT owns and operates uniquely positioned real estate assets in the Washington D.C. market. Backed by decades of experience, expertise and ambition, we create value by transforming insights into strategy and strategy into action. As of April 22, 2020, the Company's portfolio of 45 properties includes approximately 3.7 million square feet of commercial space and 6,861 multifamily apartment units. These 45 properties consist of 22 multifamily properties,15 office properties, and 8 retail centers. Our shares trade on the NYSE and our company currently has an enterprise value of approximately $3 billion. With a track record of driving returns and delivering satisfaction, we are a trusted authority in one of the nation's most competitive real estate markets.
Note: WashREIT's press releases and supplemental financial information are available on the Company website at www.washreit.com or by contacting Investor Relations at (202) 774-3200.
Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Such statements involve known and unknown

Washington Real Estate Investment Trust

risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WashREIT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Currently, one of the most significant factors is the potential adverse effect of the COVID-19 virus and ensuing economic turmoil on the financial condition, results of operations, cash flows and performance of the WashREIT, particularly our ability to collect rent, on the financial condition, results of operations, cash flows and performance of our tenants, and on the global economy and financial markets. The extent to which COVID-19 impacts WashREIT and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended by Amendment No. 1 to the Annual Report on Form 10-K, filed on March 6, 2020, as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19. Additional factors which may cause the actual results, performance, or achievements of WashREIT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements include, but are not limited to the risks associated with the ownership of real estate in general and our real estate assets in particular; the economic health of the greater Washington metro region; the risk of failure to enter into/and or complete contemplated acquisitions and dispositions at all, within the price ranges anticipated and on the terms and timing anticipated; changes in the composition of our portfolio; fluctuations in interest rates; reductions in or actual or threatened changes to the timing of federal government spending; the risks related to use of third-party providers and joint venture partners; the ability to control our operating expenses; the economic health of our tenants; the supply of competing properties; shifts away from brick and mortar stores to e-commerce; the availability and terms of financing and capital (including risk associated with completing the new $150 million term loan discussed in this release) and the general volatility of securities markets; compliance with applicable laws, including those concerning the environment and access by persons with disabilities; terrorist attacks or actions and/or cyber-attacks; weather conditions, natural disasters and pandemics; ability to maintain key personnel; failure to qualify and maintain our qualification as a REIT and the risks of changes in laws affecting REITs; and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2019 Form 10-K, as amended by Amendment No. 1 to the Annual Report on Form 10-K, filed on March 6, 2020, and subsequent Quarterly Reports on Form 10-Q. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events, or otherwise.

This Earnings Release also includes certain forward-looking non-GAAP information. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these estimates, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable efforts

(1) NAREIT Funds From Operations (“FFO”) is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) in its NAREIT FFO White Paper - 2018 Restatement as net income (computed in accordance with GAAP) excluding gains (or losses) associated with sales of properties, impairments of depreciable real estate, and real estate depreciation and amortization. We consider NAREIT FFO to be a standard supplemental measure for equity real estate investment trusts (“REITs”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that NAREIT FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs. Our NAREIT FFO may not be comparable to FFO reported by other REITs. These other REITs may not define the term in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently. NAREIT FFO is a non-GAAP measure.

Core Funds From Operations (“Core FFO”) is calculated by adjusting FFO for the following items (which we believe are not indicative of the performance of WashREIT's operating portfolio and affect the comparative measurement of WashREIT's operating performance over time): (1) gains or losses on extinguishment of debt, (2) expenses related to acquisition and structuring activities, (3) executive transition costs, severance expenses and other expenses related to corporate restructuring and related to executive retirements or resignations, (4) property impairments, casualty gains, and gains or losses on sale not already excluded from FFO, as appropriate, and (5) relocation expense. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of WashREIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs.

(2) Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain or loss on sale, if any), plus interest expense, depreciation and amortization, lease origination expenses, general and administrative expenses, real estate impairment and gain or loss on extinguishment of debt. We also present NOI on a cash basis ("cash NOI") which is calculated as NOI less the impact of straight-lining of rent and

Washington Real Estate Investment Trust

amortization of market intangibles. We believe that NOI and cash NOI are useful performance measures because, when compared across periods, they reflect the impact on operations of trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from net income. NOI and cash NOI excludes certain components from net income in order to provide results more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. As a result of the foregoing, we provide each of NOI and cash NOI as a supplement to net income, calculated in accordance with GAAP. Neither represents net income or income from continuing operations, in either case calculated in accordance with GAAP. As such, NOI and cash NOI should not be considered alternatives to these measures as an indication of our operating performance.

(3) For purposes of evaluating comparative operating performance, we categorize our properties as “same-store”, “non-same-store” or discontinued operations. Same-store properties include properties that were owned for the entirety of the year being compared, and exclude properties under redevelopment or development and properties acquired, sold or classified as held for sale during the year being compared. We define development properties as those for which we have planned or ongoing major construction activities on existing or acquired land pursuant to an authorized development plan. We consider a property's development activities to be complete when the property is ready for its intended use. The property is categorized as same-store when it has been ready for its intended use for the entirety of the year being compared. We define redevelopment properties as those for which have planned or ongoing significant development and construction activities on existing or acquired buildings pursuant to an authorized plan, which has an impact on current operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. We categorize a redevelopment property as same-store when redevelopment activities have been complete for the majority of each year being compared.

(4) Lease rate growth, which we sometimes refer to as "trade-out", is defined as the average percentage change in effective rent (net of concessions) for a new or renewed lease compared to the prior lease based on the move-in date.

(5) Consists of retail centers not classified as discontinued operations: Takoma Park, Westminster, Concord Centre, Chevy Chase Metro Plaza, 800 S. Washington Street, Randolph Shopping Center, Montrose Shopping Center and Spring Valley Village. Pursuant to our Strategic Capital Allocation Plan, and following completion of the above described dispositions of our retail assets, we no longer report “Retail” as a separate operating segment.

(6) Average Occupancy is based on monthly occupied net rentable square footage or monthly occupied multifamily units as a percentage of total net rentable square footage or total multifamily units, respectively.

(7) Ending Occupancy is calculated as occupied square footage or multifamily units as a percentage of total square footage or multifamily units, respectively, as of the last day of that period.

Ending Occupancy (i) Levels by Same-Store Properties (ii) and All Properties
	Ending Occupancy
	Same-Store Properties		All Properties
	1st QTR	1st QTR	1st QTR	1st QTR
Segment	2020	2019	2020	2019
Multifamily	95.3%	95.5%	89.9%	95.5%
Office	87.2%	89.9%	88.1%	89.6%
Other (iii)	91.1%	90.0%	91.1%	91.9%

Overall Portfolio	91.6%	92.7%	89.9%	92.3%

(i) Ending occupancy is calculated as occupied square footage as a percentage of total square footage as of the last day of that period, except for the row labeled "Multifamily," on which ending occupancy is calculated as occupied units as a percentage of total available units as of the last day of that period. The occupied square footage for office and other properties includes short-term lease agreements.

(ii) Same-store properties include properties that were owned for the entirety of the years being compared, and exclude properties under redevelopment or development and properties acquired, sold or classified as held for sale during the years being compared. We define development properties as those for which we have planned or are ongoing major construction activities on existing or acquired land pursuant to an authorized development plan. We consider a property's development activities to be complete when the property is ready for its intended use. The property is categorized as same-store when it has been ready for its intended use for the entirety of the years being compared. We define redevelopment properties as those for which we have planned or are ongoing significant development and construction activities on existing or acquired buildings pursuant to an authorized plan, which has an impact on current operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. We categorize a redevelopment property as same-store when redevelopment activities have been complete for the majority of each year being compared. For Q1 2020 and Q1 2019, same-store properties exclude:

Acquisitions:
Multifamily - Assembly Alexandria, Assembly Manassas, Assembly Dulles, Assembly Leesburg, Assembly Herndon, Assembly Germantown, Assembly Watkins Mill and Cascade at Landmark

Washington Real Estate Investment Trust

Development:
Multifamily - The Trove
Held for sale:
Office - John Marshall II
Sold properties:
Office - Quantico Corporate Center and 1776 G Street
Discontinued Operations:
Retail - Wheaton Park, Bradlee Shopping Center, Shoppes at Foxchase, Gateway Overlook, Olney Village Center, Frederick County Square, Centre at Hagerstown and Frederick Crossing

(iii) Same-Store Other consists of retail properties not classified as discontinued operations: Takoma Park, Westminster, Concord Centre, Chevy Chase Metro Plaza, 800 S. Washington Street, Randolph Shopping Center, Montrose Shopping Center and Spring Valley Village. Other also includes discontinued operations.

(8) Funds Available for Distribution (“FAD”) is a non-GAAP measure. It is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs, that are capitalized and amortized and are necessary to maintain our properties and revenue stream (excluding items contemplated prior to acquisition or associated with development / redevelopment of a property) and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense and (5) amortization of restricted share compensation, then adding or subtracting the (6) amortization of lease intangibles, (7) real estate impairment and (8) non-cash gain/loss on extinguishment of debt, as appropriate. FAD is included herein, because we consider it to be a performance measure of a REIT’s ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-GAAP and non-standardized measure, and may be calculated differently by other REITs.

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)
	Three Months Ended March 31,
OPERATING RESULTS	2020	2019
Revenue
Real estate rental revenue	$76,792	$71,434
Expenses
Real estate expenses	28,639	26,143
Depreciation and amortization	29,720	27,057
General and administrative expenses	6,337	7,807
Real estate impairment	—	8,374
	64,696	69,381

Real estate operating income	12,096	2,053
Other expense:
Interest expense	(10,845)	(12,496)
Gain on extinguishment of debt	468	—
	(10,377)	(12,496)
Income (loss) from continuing operations	1,719	(10,443)
Discontinued operations:
Income from operations of properties sold or held for sale	—	6,038
Income from discontinued operations	—	6,038
Net income (loss)	1,719	(4,405)
Less: Net income attributable to noncontrolling interests in subsidiaries	—	—
Net income (loss) attributable to the controlling interests	$1,719	$(4,405)

Income (loss) from continuing operations	$1,719	$(10,443)
Depreciation and amortization	29,720	27,057
Real estate impairment	—	8,374
Funds from continuing operations	$31,439	$24,988
Income from discontinued operations	—	6,038
Discontinued operations real estate depreciation and amortization	—	2,490
Funds from discontinued operations	—	8,528
NAREIT funds from operations (1)	$31,439	$33,516

Non-cash gain on extinguishment of debt	(1,381)	—
Tenant improvements and incentives	(1,072)	(2,269)
External and internal leasing commissions capitalized	(529)	(503)
Recurring capital improvements	(988)	(318)
Straight-line rents, net	(663)	(824)
Non-cash fair value interest expense	(59)	(212)
Non-real estate depreciation & amortization of debt costs	942	1,001
Amortization of lease intangibles, net	457	578
Amortization and expensing of restricted share and unit compensation	1,778	2,826
Funds available for distribution	$29,924	$33,795

Washington Real Estate Investment Trust

		Three Months Ended March 31,
Per share data:		2020	2019
Income (loss) from continuing operations	(Basic)	$0.02	$(0.13)
	(Diluted)	$0.02	$(0.13)
Net income (loss) attributable to the controlling interests	(Basic)	$0.02	$(0.06)
	(Diluted)	$0.02	$(0.06)
NAREIT FFO	(Basic)	$0.38	$0.42
	(Diluted)	$0.38	$0.42

Dividends paid		$0.30	$0.30

Weighted average shares outstanding - basic		82,086	79,881
Weighted average shares outstanding - diluted		82,287	79,881
Weighted average shares outstanding - diluted (for NAREIT FFO)		82,287	79,979

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2020
	(unaudited)	December 31, 2019
Assets
Land	$574,025	$566,807
Income producing property	2,444,525	2,392,415
	3,018,550	2,959,222
Accumulated depreciation and amortization	(719,446)	(693,610)
Net income producing property	2,299,104	2,265,612
Properties under development or held for future development	89,791	124,193
Total real estate held for investment, net	2,388,895	2,389,805
Investment in real estate held for sale, net	57,028	57,028
Cash and cash equivalents	20,601	12,939
Restricted cash	634	1,812
Rents and other receivables	64,617	65,259
Prepaid expenses and other assets	84,722	95,149
Other assets related to properties held for sale	6,123	6,336
Total assets	$2,622,620	$2,628,328

Liabilities
Notes payable, net	$997,075	$996,722
Mortgage notes payable, net	—	47,074
Line of credit	148,000	56,000
Accounts payable and other liabilities	98,966	71,136
Dividend payable	—	24,668
Advance rents	8,681	9,353
Tenant security deposits	10,875	10,595
Other liabilities related to properties held for sale	875	718
Total liabilities	1,264,472	1,216,266

Equity
Shareholders' equity
Preferred shares; $0.01 par value; 10,000 shares authorized; no shares issued or outstanding	—	—
Shares of beneficial interest, $0.01 par value; 100,000 shares authorized; 82,315 and 82,099 shares issued and outstanding, as of March 31, 2020 and December 31, 2019, respectively	823	821
Additional paid-in capital	1,596,242	1,592,487
Distributions in excess of net income	(206,506)	(183,405)
Accumulated other comprehensive (loss) income	(32,744)	1,823
Total shareholders' equity	1,357,815	1,411,726

Noncontrolling interests in subsidiaries	333	336
Total equity	1,358,148	1,412,062

Total liabilities and equity	$2,622,620	$2,628,328

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Three months ended March 31, 2020	Multifamily	Office	Corporate and other	Total
Same-store net operating income (3)	$15,877	$21,247	$3,207	$40,331
Add: Net operating income from non-same-store properties (3)	6,716	1,106	—	7,822
Total net operating income (2)	$22,593	$22,353	$3,207	$48,153
Add/(deduct):
Interest expense				(10,845)
Depreciation and amortization				(29,720)
General and administrative expenses				(6,337)
Gain on extinguishment of debt				468
Income from continuing operations				1,719
Discontinued operations:
Income from operations of properties sold or held for sale				—
Net income				1,719
Less: Net income attributable to noncontrolling interests in subsidiaries				—
Net income attributable to the controlling interests				$1,719

Three months ended March 31, 2019	Multifamily	Office	Corporate and other	Total
Same-store net operating income (3)	$14,865	$22,756	$3,357	$40,978
Add: Net operating income from non-same-store properties (3)	—	4,313	—	4,313
Total net operating income (2)	$14,865	$27,069	$3,357	$45,291
Deduct:
Interest expense				(12,496)
Depreciation and amortization				(27,057)
General and administrative expenses				(7,807)
Real estate impairment				(8,374)
Loss from continuing operations				(10,443)
Discontinued operations:
Income from operations of properties sold or held for sale				6,038
Net loss				(4,405)
Less: Net income attributable to noncontrolling interests in subsidiaries				—
Net loss attributable to the controlling interests				$(4,405)

Washington Real Estate Investment Trust

The following table contains a reconciliation of net income attributable to the controlling interests to core funds from operations for the periods presented (in thousands, except per share data):
		Three Months Ended March 31,
		2020	2019
Net income (loss)		$1,719	$(4,405)
Add:
Real estate depreciation and amortization		29,720	27,057
Real estate impairment		—	8,374
Discontinued operations:
Real estate depreciation and amortization		—	2,490
NAREIT funds from operations (1)		31,439	33,516
Add/(deduct):
Restructuring expenses		—	1,896
(Gain) on extinguishment of debt		(468)	—
Core funds from operations (1)		$30,971	$35,412

		Three Months Ended March 31,
Per share data:		2020	2019
NAREIT FFO	(Basic)	$0.38	$0.42
	(Diluted)	$0.38	$0.42
Core FFO	(Basic)	$0.38	$0.44
	(Diluted)	$0.37	$0.44

Weighted average shares outstanding - basic		82,086	79,881
Weighted average shares outstanding - diluted (for NAREIT and Core FFO)		82,287	79,979